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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of February 11, 2002 (the "Effective Date"), by and between Madison Bank, a Florida chartered commercial bank (the "Bank"), and O.B. Young, III (the "Employee").

                                   WITNESSETH:

     WHEREAS, the Bank desires to employ Employee as Executive Vice President/Customer Service of the Bank to perform the duties and responsibilities as are described in this Agreement; and

     WHEREAS, the Bank wishes to assure itself of the services of Employee for the period provided in this Agreement and Employee is willing to serve in the employ of the Bank for such period upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants, premises, and agreements of the parties hereto and the mutual benefits to be gained by the performance thereof and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and as a condition of Employee's employment by the Bank, the parties hereto for themselves and their respective heirs, personal representatives, successors and assigns covenant and agree as follows:

1. DEFINITIONS.

            (a) The term "Bank Documentation" shall mean notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, books, files, forms, papers, accounts, data, documentation or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, whether prepared or paid for by Employee or anyone else, relating to any matter within the scope of the Bank's business affairs or concerning any of its dealings or affairs.

            (b) The term "Confidential Information" shall mean any information concerning the organization, business or finances of the Bank or of any third party which the Bank is under an obligation to keep confidential that is maintained by the Bank as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, market research data or analyses, development, technical information, pricing policies, methods of operation, marketing activities and procedures, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans, proposals, and corporate strategies, credit and financial and other data concerning the Bank or the Bank's Customers (as defined below). The term "Confidential Information" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Employee, (ii) was within Employee's possession prior to its being furnished to Employee by or on behalf of the Bank pursuant hereto, provided that the source of such information was not known by Employee to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Bank or any other party with respect to such information or (iii) becomes available to Employee on a non-confidential basis from a source other than the Bank, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Bank to such information.

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            (c) The term "Customers" shall mean any natural persons,
partnerships, corporations, limited liability companies, professional associations or other organizations or entities for which the Bank (i) performs banking or related services during the Term (as hereinafter defined); or (ii) anytime during the twelve (12) months preceding the expiration or termination of Employee's employment has prepared and presented a specific proposal to provide banking or related services.

            (d) The term "Development" shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes) that
(a) relates to the business of the Bank or any Customer of or supplier to the Bank or any of the products or services being developed, manufactured or sold by the Bank or which may be used in relation therewith; or (b) results from tasks assigned to Employee by the Bank; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Bank.

            (e) The term "earned and unused vacation pay accrued through date of termination" shall mean the prorated amount of vacation benefit to which Employee is entitled (either by agreement or, if no agreement, pursuant to the Bank's personnel manual) for the current year, through the last full day worked. Vacation days used but not earned will be deducted from the Employee's final paycheck. If adequate funds for such deduction are not available, the Employee shall be obligated to reimburse the Bank.

            (f) The term "Change in Control" shall mean an event where a person:
(i) directly or indirectly, or acting through one or more other persons, owns, controls or has power to vote more than 50% of any class of the then outstanding voting securities of the Bank; or (ii) controls in any manner the election of the directors of the Bank. For purposes of this Agreement, a "Change in Control" shall be deemed not to have occurred in connection with a reorganization, consolidation, or merger of the Bank where the stockholders of the Bank, immediately before the consummation of the transaction, will own over 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

2. EMPLOYMENT; DUTIES

     The Bank hereby agrees to employ Employee upon the terms and conditions herein contained, and Employee hereby agrees to accept such employment for the term described below. Employee agrees to serve as the Bank's Executive Vice President/Customer Service. In such capacity, Employee shall have such powers and responsibilities that are of the type and nature normally assigned to an Executive Vice President of a financial institution the size, stature, and nature, and with the growth plans, of the Bank and which the Board of Directors, the President or the Chief Executive Officer may reasonably assign to him. Throughout the term of this Agreement, Employee shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Bank and to utilize and develop contacts and customers to enhance the business of the Bank, subject to vacation periods and personal and sick leave in accordance with the Bank's personnel manual and this Agreement (in the event of a conflict, this Agreement will supersede the Bank's personnel manual), the Bank's policies, and applicable law. Employee shall, at all times, conduct himself in a manner that will reflect positively upon the Bank. Employee shall

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obtain such licenses, certificates, accreditation and professional memberships and designations as the Bank may reasonably require. Employee shall join and maintain membership in such social and civic organizations as Employee or the Board deems appropriate to foster the Bank's contacts and business network in the community.

     Specifically, Employee shall devote his full business time and attention and use his best efforts to accomplish and fulfill the following duties and responsibilities, as well as other duties assigned to Employee from time to time by the Board: Participate in overall planning and management of Bank. Responsible for/oversee all aspects of retail - Branches, Branch Personnel, Marketing and Compliance.

     Notwithstanding the foregoing, during Employee's employment with the Bank he may serve on the boards of directors of other entities that do not compete with the Bank, charitable organizations and not-for-profit corporations, and may pursue passive investments, provided that such activities do not unreasonably interfere with Employee's duties and responsibilities hereunder or create a conflict of interest with the Bank. To the extent that Employee (or any relative or family member of the Employee) establishes, forms, or maintains a relationship (business, personal or otherwise), with any vendor, Customer, or affiliate of the Bank, or their agent, employee, or representative, or with any person or entity that could be construed, in any manner, to create a conflict of interest with the Bank, Employee shall promptly (within 7 days of the formation or establishment of the relationship) disclose the same, in writing, to the Board of Directors.

3. TERM OF AGREEMENT

     The initial term of employment for Employee under this Agreement shall commence as of the "Effective Date" and continue for one (1) full year (the "Initial Term"). Upon each new day of the twelve (12) month period of employment from the Effective Date until the employee's 65th birthday, the term of this Agreement shall be automatically extended for one (1) additional day, to be added to the end of the then-existing twelve (12) month term. Accordingly, at all times prior to (i) the Employee's attaining age 65, or (ii) a notice of employment termination (or an actual termination), the term of this Agreement shall be twelve (12) full months. However, either party may terminate this Agreement by giving the other party written notice of intent not to renew. Notice is to be provided as set forth in Paragraph 25, hereafter.

     Notwithstanding the foregoing, the Bank shall be entitled to terminate this Agreement immediately, subject to a continuing obligation to make any payments required under Section 6 below, if Employee (i) becomes disabled as described in
Section 6(a), (ii) is terminated for Cause, as defined in Section 6(b), (iii) voluntarily terminates his employment before the current term of this Agreement expires, as described in Section 6(c), (iv) is terminated without Cause, as described in Section 6(d), or (v) terminates his employment, or is terminated by the Bank, due to a Change in Control of the Bank, as described in Section 6(e).

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4. COMPENSATION

     (a) Salary. The Bank shall pay Employee a base salary at a rate of not less than $100,000.00 per annum (the "Base Salary"), payable in installments consistent with the Bank's normal payroll schedule, reduced appropriately by deductions for federal income withholding taxes, social security taxes and other deductions required by applicable laws. The Board of Directors shall review Employee's Base Salary at annual intervals and may adjust Employee's annual Base Salary from time to time as the Board deems to be appropriate; which may include, but not be limited to, Employee's performance.

     (b) Signing Bonus. Employee shall further receive, in addition to Employee's Base Salary, a signing bonus of $30,000.00 which shall serve as lump sum prepaid compensation, due and payable on the Effective Date, for services rendered during the Initial Term (first twelve (12) months) of this Agreement. Such payment shall be made to Employee by tendering such sum to Wood, Lake, Young & Associates. Should Employee's employment terminate prior to the expiration of the Initial Term, for any reason other than pursuant to subparagraphs 6(a), (d), or (e), herein, Employee shall be obligated to repay, to the Bank, the prorated (daily) amount of any unearned portion of the prepaid compensation.

     (c) Bonus. In addition to Employee's annual Base Salary and signing bonus, during the term of the Employee's employment hereunder, Employee shall be entitled to such bonuses as may be granted to Employee by the Board of Directors, the President or Chief Executive Officer of the Bank, in their sole discretion, and may be entitled to participate in any incentive compensation plans adopted by the Bank. In addition, Employee may be paid an annual bonus up to 25% of the aggregate of Employee's Base Salary and signing bonus upon Employee achieving certain performance goals. The initial performance goals shall be mutually agreed upon within ninety (90) days of Effective Date of this Agreement. Thereafter, such performance goals and percentage of Base Salary shall be mutually agreed upon by the Bank and Employee at the beginning of each fiscal year (presently, the bank's fiscal year begins on December 31) during each successive Term following the expiration of the Initial Term.

     (d) Stock Options. Employee is entitled to non-qualified options to purchase 20,000 shares of the Bank's Common Stock, par value at the market price on the Effective Date of this Agreement, on the terms and subject to the conditions set forth in the Option Agreement pursuant to Madison Bank Amended and Restated 1998 Key Employee Stock Compensation Program by and between the Bank and Employee, dated as of the Effective Date.

     (e) Relocation Expenses. The Bank shall advance to Employee packing, moving and out-of-pocket expenses fee up to $20,000.00 ("Moving Expenses"). In the event Employee leaves the employ of the Bank within six months of the Effective Date for any reason, Employee shall refund the advanced Moving Expenses to the Bank within 30 days of termination. For each month thereafter that Employee remains employed by the Bank the amount of required repayment shall be reduced by $3,333.33 per month. (20/6)

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5. ADDITIONAL COMPENSATION AND BENEFITS

     Employee shall receive the following additional compensation and welfare and fringe benefits:

     (a) Medical Benefits. Employee is entitled to participate in all medical and health care benefit plans through health insurance, corporate funds, medical reimbursement plans or other plans, if any, as offered from time to time by the Bank for its employees, subject to cancellation at the Bank's discretion. Such health insurance entitlement of Employee shall be subject to and conditioned upon Employee's qualification for same in accordance with the terms and conditions of the applicable policy as existing from time to time.

     (b) Sick Leave. Employee is entitled to sick leave consistent with the Bank's normal corporate policy.

     (c) Vacation. Employee is entitled to up to three (3) weeks of vacation, each of which shall be paid, during the period of time for one year following the Effective Date, and for each successive one year term following the anniversary of the Effective Date. Such vacation is non-cumulative, and Employee must be employed by the Bank for six (6) months before being eligible to take any vacation time. All vacation time must be scheduled with advance notice to and coordination with the President of the Bank.

     (d) Business Expenses. The Bank shall reimburse Employee for all reasonable expenses he incurs in promoting the Bank's business, including expenses for travel, entertainment of business associates and similar items, upon presentation by Employee from time to time of an itemized account of such expenditures.

     (e) Club Memberships and Education. The Bank will reimburse Employee for membership dues for joining service organizations such as the Rotary Club or Kiwanis Club. The Bank will also reimburse Employee for reasonable admission or attendance fees for educational meetings or seminars offered by such organizations as BAI or FBA.

     In addition to the benefits provided pursuant to the preceding subparagraphs of this Section 5, Employee shall be eligible to participate in such other executive compensation and retirement plans of the Bank as are applicable generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Bank as are generally applicable to other key employees, to the extent Employee is otherwise eligible and qualifies to so participate in and receive such benefits or privileges.

6. TERMINATION; PAYMENTS UPON TERMINATION

     (a) Disability. The Bank shall be entitled to terminate this Agreement, if the Board determines that Employee has been unable to attend to his duties for at least ninety (90) days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician reasonably acceptable to the Board that such condition prevents Employee from resuming full performance of his duties and is likely to continue for an indefinite period. Upon such termination, the Employee shall be entitled to receive his Base Salary accrued through the date of termination, earned and unused vacation pay accrued through the date of termination, earned but

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unpaid bonuses from fiscal years prior to the year in which such termination for disability occurs, and unreimbursed business expenses through the date of termination. Upon such termination, the Bank shall also pay Employee a disability payment as severance equal to Employee's monthly Base Salary, payable in accordance with the Bank's standard payroll practices, commencing on the effective date of Employee's termination and ending on the earlier of:

          (i) the date Employee returns to full time employment in his capacity as the Bank's Executive Vice President/Customer Service;

          (ii) Employee's compensation for services from another employer (including services performed as a consultant, independent contractor, partner or self-employed sole proprietor);

          (iii) three (3) months after the date of such termination, after which Employee may be entitled to receive benefits under any disability insurance plan provided to Employee by the Bank; or

          (iv)   the date of Employee's death.

     Any amounts payable to Employee as severance while he is disabled as set forth in this Section 6(a) shall be reduced by any amounts paid to Employee under any long-term disability plan or other disability program or insurance policies maintained or provided by the Bank.

     (b) Termination for Cause. The Bank may, for Cause, terminate Employee's employment under this Agreement upon written notice to Employee, such notice to be effective immediately after receipt by Employee (subject to Paragraph 6(e)). Except as otherwise provided by applicable law, if Employee's employment is terminated by the Bank for Cause, the amount Employee shall be entitled to receive from the Bank shall be limited to his Base Salary accrued through the date of termination, earned but unpaid bonuses from fiscal years prior to the year in which such termination by Cause occurs and reimbursement for all unreimbursed business expenses through the date of termination.

     For purposes of this Agreement, the term "Cause" shall be limited to (i) any action by Employee involving disloyalty or dishonesty to the Bank, such as embezzlement, fraud or misappropriation of corporate assets (the term "dishonesty" shall include, but not be limited to, intentionally, or through gross negligence, providing false information to the Bank, or its officers or agents, as to any material matter) or (ii) Employee's conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude, or any administrative or regulatory determination, the grounds for which Employee would be subject to removal or prohibition from participating in the affairs of the Bank; or (iii) Employee being convicted of any lesser crime or offense committed in connection with the performance of his duties hereunder; or (iv) the failure by Employee to substantially perform his duties hereunder as directed by the Board, the President or the Chief Executive Officer (other than any such failure resulting from Employee's incapacity due to physical or mental disability); or (v) Employee's attendance at work while under the influence of alcohol or any controlled substance; or (vi) excessive tardiness or absenteeism, as determined by the Board of Directors, the President or the Chief Executive Officer; or (vii) poor work performance or incompetence of Employee as determined by the Board of Directors, the President or the Chief Executive Officer; or (viii) the breach by Employee of any agreement, promise or covenant made by him to the Bank in this Agreement.

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     (c) Voluntary Termination by Employee. If Employee resigns or otherwise voluntarily terminates his employment before the end of the Initial Term or the Renewal Term, as the case may be, the amount Employee shall be entitled to receive from the Bank shall be limited to his Base Salary accrued through the date of termination, earned and unused vacation pay accrued through the date of termination, earned but unpaid bonuses from fiscal years prior to the years in which such voluntary termination occurs and reimbursement for all unreimbursed business expenses through the date of termination.

     (d) Involuntary Termination. The Bank may, without Cause, terminate Employee's employment under this Agreement upon thirty (30) days written notice to Employee. Except as otherwise provided by applicable law, if Employee's employment is terminated by the Bank without Cause, the amount Employee shall be entitled to receive from the Bank shall be limited to his Base Salary accrued through the date of termination, earned but unpaid bonuses from fiscal years prior to the year in which such termination without Cause occurs, reimbursement for all unreimbursed business expenses through the date of termination, reimbursement for earned and unused vacation pay accrued through the date of termination, and severance equal to the Employee's annual Base Salary (in effect on the date of termination) for the unexpired term of the Contract. The Bank's payment of severance set forth above shall be subject to Employee's post-termination cooperation. Such cooperation shall include the following:

          (i) Employee shall furnish such information and assistance as may be reasonably required by the Bank in connection with any litigation or settlement of any dispute between the Bank, a borrower and/or any other third parties (including without limitation serving as a witness in court or other proceedings);

          (ii) Employee shall provide such information or assistance to the Bank in connection with any regulatory examination by any state or federal regulatory agency; and

          (iii) Employee shall not be in default of the terms of Paragraphs 9 through 12 below.

     Upon submission of proper receipts, the Bank shall promptly reimburse Employee for any reasonable expense in current by Employee in complying with the provisions of this Paragraph.

     (e) Termination Based Upon a Change in Control of Bank. Employee may terminate his employment subsequent to a Change in Control, as defined in Paragraph 1(f), herein. For ninety (90) days following such Change in Control, neither Employee nor the Bank (nor any of its successors, assigns, or subsequent entities) may terminate Employee's employment with the Bank. Upon ninety (90) days following such Change in Control (the "ninety (90) day period"), either Employee or the Bank shall be entitled to terminate Employee's employment for any reason, with or without cause. Should either Employee or the Bank elect, at the conclusion of the ninety (90) day period, to terminate Employee's employment, each shall notify the other, as set forth in Paragraph 25, herein, of his or its election to terminate Employee's employment pursuant to this subparagraph. In such event, the Employee shall be subject to the same rights and obligations set forth in subparagraph 6(d), above, relating to involuntary termination unless such termination is for cause, as set forth in Paragraph 6(b), in which case such termination shall be effective at the conclusion of the ninety (90) day period. If neither the Bank nor Employee make such election, by the conclusion of the ninety (90) day period, then the terms of Employee's employment shall be governed by the remaining provisions of this Agreement. In the event the Employee's employment

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is terminated pursuant to this subsection, then any unexpired stock options held by the Employee, pursuant to this Agreement (or a Stock Option Agreement), shall be considered fully vested and immediately exercisable by Employee.

     (f) Any written Notice, as referenced in this section, shall be provided as set forth in Paragraph 25, hereafter. Any such written notice shall also satisfy any requirement to provide written notice pursuant to Paragraph 3, hereunder.

7. DEATH

     If Employee dies during the Term, the Bank shall pay to Employee's estate a lump sum payment equal to Employee's Base Salary accrued and not yet paid through the date of death, earned and unused vacation pay through the date of death, earned but unpaid bonuses from fiscal years prior to the year in which the death occurs and reimbursement for all unreimbursed business expenses through the date of termination. In addition, the death benefits payable by reason of Employee's death under any retirement, deferred compensation or other employee benefit plan maintained by the Bank shall be paid to the beneficiary designated by Employee in accordance with the terms of the applicable plan or plans.

8. WITHHOLDING

     The Bank shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

9. NONDISCLOSURE

     Employee acknowledges that the Bank's Confidential Information is valuable, special and a unique asset of the Bank, access to and knowledge of which is essential to the performance of Employee hereunder. In light of the highly competitive nature of the industry in which the Bank's business is conducted, Employee shall not at any time, whether during or after the termination or expiration of his employment, reveal to any person, firm, corporation, association or other entity any Confidential Information, except to employees of the Bank who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Bank in writing, and Employee shall keep secret all matters entrusted to Employee and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing his duties as an employee of the Bank, nor shall Employee use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Bank, whether directly or indirectly.

     Furthermore, Employee agrees that during his employment Employee shall not make, use or permit to be used any Bank Documentation otherwise than for the benefit of the Bank. Employee further agrees that he shall not, after the expiration or termination of his employment, use or permit others to use any such Bank Documentation, it being agreed that all Bank Documentation shall be

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and remain the sole and exclusive property of the Bank. Immediately upon the termination of Employee's employment Employee shall deliver all Bank Documentation in his possession, and all copies thereof, to the Bank, at its main office.

     Employee recognizes that because his work for the Bank will bring him into contact with confidential and proprietary information of the Bank, the restrictions of this Section 9 are required for the reasonable protection of the Bank and its investments and for the Bank's reliance on and confidence in the Employee.

10. COVENANT NOT TO COMPETE; NONSOLICITATION

     Employee acknowledges and recognizes the highly competitive nature of the Bank's business. Employee agrees that some restrictions on his activities during and after the term of his employment by the Bank are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Bank. Accordingly, in consideration of the compensation offered by the Bank herein, during the Term and for a period of one (1) year after this Agreement with the Bank is terminated (for any reason) or expires, Employee shall not, individually or with others, directly or indirectly: (i) engage in any Business Activities (as hereinafter defined) in Pinellas, Hillsborough, Pasco, Polk, Sarasota, Manatee, or any other counties in the State of Florida in which the Bank is doing business as of the Effective Date or does business in during the Term (the "Restricted Area"); (ii) engage in any Business Activities (as hereinafter defined), whether or not in the Restricted Area, with any of the Bank's Customers, employees, agents or strategic partners, including, but not limited to, accepting a position of employment or entering into a consulting relationship with any of the same; (iii) solicit, induce or influence any of the Bank's Customers or strategic partners to discontinue or reduce the extent of their business relationship with the Bank or to conduct business, directly or indirectly, with Employee, or (iv) recruit, solicit or otherwise influence any employee, consultant or agent of the Bank (including, but not being limited to any employee, consultant or agent of the Bank with which Employee had met, or became associated with, while Employee was employed with the Bank) to discontinue such employment, consulting or agency relationship with the Bank. A former employee of the Bank shall be considered an employee for purposes of the preceding sentence for one (1) year after such employee's employment with the Bank has ceased. "Business Activities" shall be deemed to include any business activities concerning banking services or any other services provided by the Bank.

11. DEVELOPMENTS

     If at any time or times during Employee's employment, Employee shall, individually or with others, make, conceive, create, discover, invent or reduce to practice any Development, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Bank and its assigns, as works made for hire or otherwise. Employee shall promptly disclose to the Bank (or any persons designated by it) each such Development. Employee hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) Employee may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Bank and its assigns without further compensation

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and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Bank.

12. PROTECTION OF DEVELOPMENTS

     Employee shall, during his employment and at any time thereafter, at the request and cost of the Bank, promptly sign, execute, make and do all such deeds, documents, acts and things as the Bank and its duly authorized officers may reasonably require:

          (a) to apply for, obtain, register and vest in the name of the Bank alone (unless the Bank otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when so obtained or vested to renew and restore the same; and

          (b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.

          (c)

13. POWER OF ATTORNEY

     If the Bank is unable, after reasonable effort, to secure Employee's signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Development, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Bank and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Employee.

14. INJUNCTIVE RELIEF

     Employee acknowledges and agrees that the Bank's remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 9 through 12 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Bank. Therefore, in the event of a breach by Employee of any of the provisions of Paragraphs 9 through 12, Employee agrees that, in addition to any remedy at law available to the Bank, including, but not limited to monetary damages, the Bank, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Bank. Nothing herein contained shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach.

     It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court or arbitrator determines that the time,

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territory or any other restriction contained in Paragraphs 9 through12 are unenforceable restriction(s) on the activities of the Employee, then this Agreement shall be continued as set forth in Paragraph 18.

15. REQUIRED PROVISIONS BY REGULATION

     The Bank and Employee acknowledge that the laws and regulations governing the parties require that certain provisions be provided in each employment agreement with officers and employees of the Bank. The parties agree to be bound by the following provisions:

          (a) Suspension/Temporary Prohibition. If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 655.037 Florida Statutes or under section 8(e) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. (S)1818(e)(3) and
(g)(1)] the Bank's obligations under this Agreement shall be suspended as of the date of such service unless stayed by appropriate proceedings. If the charges and the notice are dismissed, the Bank may in its discretion:

               (i) pay Employee all or part of his compensation withheld while the obligations under this Agreement are suspended; and

               (ii) reinstate (in whole or part) any of the Bank's obligations which were suspended.

          (b) Permanent Prohibition. If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 655.037 Florida Statutes or Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. (S)1818(e)(4) or (g)(1)], all of the Bank's obligations under this Agreement shall terminate as of the effective date of the order, but Employee's vested rights, if any shall not be affected.

          (c)  Default under FDIA. If the Bank is in default [as defined in section 3(x)(1) of the Federal Deposit Insurance Act], all obligations under this Agreement shall terminate as of the date of default, but this subsection of this Agreement shall not affect the Employee's vested rights if any.

          (d) Regulatory Termination. All obligations under this Agreement shall be terminated, except to the extent that a determination has been made that continuation of this Agreement is necessary for continued operation of the
Bank:

               (i) by the Director or his or her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or

               (ii) by the Department or the Director or his or her designee, at the time the Department or the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank determined by the Director to be in unsafe or unsound condition.

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

Any of the Employee's rights that have already vested, however, shall not be affected by such action. For purposes of this subsection of this Agreement, the term "Director" shall mean the Director of the FDIC.

16. MEDIATION

     Except as otherwise provided in Paragraphs 14 and 17, if a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation or some other dispute resolution procedure.

17. ARBITRATION

     All controversies, claims, disputes, and matters in question arising out of, or related to, this Agreement or the breach of this Agreement, or the relations between the signatories to this Agreement, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The signatories agree that the arbitration shall take place exclusively in Pinellas County, Florida, and shall be governed by the substantive law of the State of Florida. Any award rendered by the arbitrator shall be final, and final judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof, including a federal district court, pursuant to the Federal Arbitration Act. The arbitrator may grant the Bank injunctive relief, including mandatory injunctive relief, to protect the rights of the Bank, but the arbitrator shall not be limited to such relief. This arbitration provision shall not preclude the Bank from seeking temporary or preliminary injunctive relief in a court of law to protect its rights, nor shall the filing of such an action constitute any waiver by the Bank of its right to arbitrate.

18. SEVERABILITY

     Whenever possible, each provision (or restriction, as the case may be) of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision, or part thereof, of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision (or restriction, as the case may be), in this Agreement, or the enforceability of such provision (or restriction, as the case may be) in any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision (or restriction, as the case may be) had never been contained herein. If any court or arbitrator determines that any provision hereof is unenforceable because of the duration or scope of such provision, such court or arbitrator shall have the power to reduce the scope or duration of such provision (or restriction), as the case may be, and, in its reduced form, the remainder of such provision (or restriction) shall then be enforceable.

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

19. COVENANT NOT TO RAISE CERTAIN DEFENSES

     Employee acknowledges the reasonableness of the term of the covenants and agreements set forth in Paragraphs 9 through 12 above and Employee agrees that he shall not, in any action suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises or considerations of the covenants as set forth herein.

20. INDEBTEDNESS

     If during the term of this Agreement, Employee becomes indebted to the Bank for any reason, the Bank may, at its election, set off and collect any sums due Employee out of any amounts which the Bank may owe Employee from his Base Salary or other compensation. Furthermore, upon the termination of this Agreement, for any reason, all sums owed by Employee shall become immediately due and payable. Employee shall pay all expenses and attorney's fees actually or necessarily incurred by the Bank in connection with any collection proceeding for Employee's indebtedness to the Bank. Notwithstanding any of the foregoing, any indebtedness to us secured by a mortgage on Employee's residence shall not be subject to the foregoing provisions, and shall be governed by the loan documents evidencing such indebtedness.

21. BINDING EFFECT

     This Agreement shall inure to the benefit of and be binding upon Employee, and to the extent applicable, his heirs, assigns, executors, and personal representatives, and to the Bank, and to the extent applicable, its successors, and assigns, including, without limitation, any person, partnership, or corporation which may acquire all or substantially all of the Bank's assets and business, or with or into which the Bank may be consolidated or merged, and this provision shall apply in the event of any subsequent merger, consolidation, or transfer.

22. ENTIRE AGREEMENT

     This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Bank and Employee. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

23. WAIVER OF BREACH

     The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by such other party.

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

24. NO BREACH OF EXISTING CONTRACTS

     Employee warrants and represents to the Bank that the execution of this Agreement, his employment with the Bank, and the performance of the duties herein described, does not and will not result in the breach or violation of any employment agreement or any other agreement, written or oral, to which Employee is or has been a party.

25. NOTICES

     Any notice or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been given, delivered, or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) on the date sent if delivered personally or by cable, telecopy, telegram, telex, or facsimile (which is confirmed) or (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, or
(iii) one (1) business day after having been deposited with a nationally recognized overnight courier service (such as by way of example, but not limitation, U.S. Express Mail, Federal Express, or Airborne), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Bank:

                  Robert B. McGivney, President/CEO
                  Madison Bank
                  35388 US 19 North
                  Palm Harbor, Florida 34684

                  With a copy to:

                  Fredric S. Zinober, Esquire
                  Cohen, Jayson & Foster, P.A.
                  201 East Kennedy Boulevard, Suite 1000
                  Tampa, Florida 33602

                  If to Employee:

                  O.B. Young, Jr.
                  Madison Bank
                  35388 US 19 North
                  Palm Harbor, Florida 34684

26. HEADINGS

     Headings in this Agreement are for convenience only and shall not be used to interpret or construe provisions.

27. COUNTERPARTS

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

28. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the State of Florida and, notwithstanding the provision of Paragraph 17, above, to the extent that any such dispute is deemed to be not subject to arbitration under such paragraph (or if the Bank elects not to arbitrate), then both parties submit to the jurisdiction of the U.S. District Court for the Middle District of Florida, and the Circuit Court in and for Pinellas County, Florida, as the exclusive proper forum in which to adjudicate any case or controversy arising hereunder.

29. NO PRESUMPTION FROM DRAFTING

     The parties to this Contract further agree that both parties are sophisticated business people who have had the opportunity to retain counsel for the purpose of reviewing this Agreement. The parties further agree that this Agreement shall not be deemed to be construed more strongly against one party rather than the other by virtue of its drafting or draftsmanship.

     IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed, and the Employee has hereunto set his hand, as of the day and year first above written.

MADISON BANK                                      "EMPLOYEE"

      /s/ Robert B. McGivney                      /s/ O.B. Young, III
By:
    -------------------------------               ------------------------------
         Robert B. McGivney                                O.B. Young, III
         President/CEO

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